Exhibit D-2

                                     BEFORE
                     PENNSYLVANIA PUBLIC UTILITY COMMISSION





In re:   APPLICATION OF METROPOLITAN      )
         EDISON COMPANY FOR APPROVAL      )
         OF THE ACQUISITION OF MORE       )
         THAN 5% OF THE VOTING CAPITAL    )
         INTEREST OF ANOTHER ENTITY       )  APPLICATION DOCKET NO.
         UNDER SECTION 1102(a)(4) OF      )
         THE PENNSYLVANIA PUBLIC          )
         UTILITY CODE                     )

TO PENNSYLVANIA PUBLIC UTILITY COMMISSION:

      1. The name and address of the public utility filing this Application are Metropolitan Edison Company ("Met-Ed"), 2800 Pottsville Pike, Muhlenberg Township, Berks County, Pennsylvania (mailing address: P.O. Box 16001,
Reading, PA 19640-0001).
      2. The names and addresses of the public utility's attorneys are W. Edwin Ogden, Jeffrey A. Franklin and Ryan, Russell, Ogden & Seltzer LLP, 1100 Berkshire Boulevard, Suite 301, Reading, Pennsylvania 19610-1221.
      3. The Company, a public utility as defined in the Pennsylvania Public Utility Code, as amended, is a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania. It is engaged primarily in the business of generating, purchasing, transmitting, distributing and selling electric energy to the public in fourteen Pennsylvania counties.
      4. Met-Ed has previously filed a Securities Certificate relating to the proposed issuance and sale by Met-Ed of up to $130,000,000 of its subordinated debentures (the "Subordinated Debentures") and execution and delivery of a guaranty agreement (the "Guaranty") in connection with the issuance and sale by its subsidiaries of the Preferred Securities and the Trust Securities (each as defined below). In connection with the proposed issuance and sale of the Trust Securities, Met-Ed proposes to organize a special purpose business trust under Delaware law ("Met-Ed Capital Trust") which will issue and sell from time to time


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in one or more series  through  December 31, 2000 up to  $125,000,000  aggregate liquidation value of preferred beneficial interests, in the form of Trust Securities (having a liquidation value per interest to be determined at the time of issuance based on market conditions) (the "Trust Securities"). Each Trust
Security  will  represent  a  cumulative   preferred  security  (the  "Preferred
Securities") of a Delaware limited partnership ("Met-Ed Capital L.P.") which will be formed by Met-Ed as a special purpose indirect subsidiary of Met-Ed. The sole purpose of Met-Ed Capital L.P. will be to issue one or more series of Preferred Securities and to lend the proceeds thereof, plus the capital contribution (in an amount not to exceed $5,000,000) made by Met-Ed in Met-Ed Capital L.P., to Met-Ed, which loan will be evidenced by the Subordinated Debentures issued by Met-Ed. Met-Ed also proposes to form a special purpose Delaware corporation ("Investment Sub") for the sole purpose of acting as general partner of Met-Ed Capital L.P. The sole purpose of Met-Ed Capital Trust will be to issue and sell the Trust Securities evidencing the Preferred Securities and to purchase the Preferred Securities with the proceeds thereof. This Application requests authority from your Honorable Commission for Met-Ed to acquire all of the capital stock of Investment Sub. Information concerning the proposed issuance and sale of the Trust Securities and the Preferred Securities by Met-Ed Capital Trust and Met-Ed Capital L.P., respectively, is contained in the Securities Certificate previously filed on June 30, 1998 (Docket No. S-00980689) (the "Securities Certificate"), which information is incorporated in this Application by reference.
      5. As stated above, Met-Ed Capital L.P. will be a limited partnership to be formed under the laws of the State of Delaware. All of its general partner interests will be owned by Investment Sub, a wholly owned subsidiary of Met-Ed, as the general partner (the "General Partner"). As a limited partnership, all of the business and affairs of Met-Ed Capital L.P. will be managed (directly or indirectly through Investment Sub) by Met-Ed. The Subordinated Debentures will be the only assets of Met-Ed Capital L.P. and the only revenues of Met-Ed Capital

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L.P. will be interest on the Subordinated  Debentures.  Investment Sub, as the
General Partner, will pay all of Met-Ed Capital L.P.'s operating expenses and will have general liability for all of Met-Ed Capital L.P.'s obligations. The general partner interests of Met-Ed Capital L.P. will not be transferable. Met-Ed Capital L.P. will have no material liabilities. Met-Ed Capital L.P. will be treated for federal income tax purposes as a partnership. Met-Ed Capital L.P. will have no directors or officers.
      Investment Sub will hold all of the general partner interests of Met-Ed Capital L.P. Investment Sub would have one class of common stock, all of which would be held by Met-Ed, and would have no material liabilities. The Board of Directors and the officers of Investment Sub would be employees of Met-Ed who would not receive any additional compensation for serving in such capacities. Investment Sub would have a perpetual existence.
      6. Met-Ed will acquire the common stock of Investment Sub for a nominal consideration and will capitalize Investment Sub with (i) a capital contribution in the amount of up to $5,000,000, and (ii) a demand promissory note in the principal amount of up to $13,000,000, such note to accrue interest, compounded semi-annually, at a rate equal to the Citibank, N.A. base rate as in effect from time to time. Investment Sub will acquire all of the general partner interests in Met-Ed Capital L.P. for up to $5,000,000.
      7. Certified copies of the resolutions of the Board of Directors of Met-Ed authorizing the acquisition of the capital stock of Investment Sub will be filed by amendment.
      8. Met-Ed requests authority from your Honorable Commission to acquire all of the capital stock of Investment Sub which would then acquire general partner interests of Met-Ed Capital L.P.
      Prior to the filing of this Application, Met-Ed has filed with the Commission the Securities Certificate. The securities of Met-Ed described in the Securities Certificate are proposed to be issued as a part of Met-Ed's new financing program and the formations of the Investment Sub, Met-Ed Capital L.P.

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


and Met-Ed Capital Trust are intended to facilitate such financing program. Accordingly, Met-Ed requests that the Commission take action on this Application and the Securities Certificate simultaneously.

      9. Exhibits
         Exhibit A -    Limited   Partnership   Agreement   (to  be  filed  by
                        amendment)

         Exhibit B -    Certificate of  Incorporation of Investment Sub (to be
                        filed by amendment)

         Exhibit C -    By-laws of Investment Sub (to be filed by amendment)

         Exhibit D -    Resolutions  of the Board of  Directors  of Met-Ed (to
                        be filed by amendment)




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



      WHEREFORE, Metropolitan Edison Company prays your Honorable Commission to approve the aforesaid acquisition pursuant to Section 1102(a)(4) of the Public Utility Code, as amended, and to grant any other approvals your Commission deems appropriate to further the consummation of the financing program described herein.

                              METROPOLITAN EDISON COMPANY

                              By
                                 ------------------------






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                                    AFFIDAVIT


STATE OF NEW JERSEY     :


COUNTY OF MORRIS  :


      T. G. Howson, being duly sworn according to law, deposes and says that he is a Vice President and Treasurer of Metropolitan Edison Company; that he is authorized to and does make this affidavit for it; and that the facts set forth in the foregoing Application are true and correct (or are true and correct to the best of his knowledge, information and belief) and he expects the said Metropolitan Edison Company to be able to prove the same at any hearing hereof.

                                    METROPOLITAN EDISON COMPANY


                                    By:
                                        ------------------------



Sworn to and subscribed before
me this      day of      , 1998
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-------------------------------
      Notary Public